Exhibit 5.B

NAMES AND ADDRESSES OF

THE UNDERWRITERS OF THE SECURITIES

Goldman Sachs International

Plumtree Court

25 Shoe Lane

London EC4A 4AU

United Kingdom

Attn: Syndicate Desk

Fax: +44 20 7774 2330

Tel: +44 20 7774 1000

Barclays Bank PLC

5 The North Colonnade

Canary Wharf, London E14 4BB

United Kingdom

Attn: Debt Syndicate

Fax: +44 (0) 20 7516 7548

Tel: +44 (0) 20 7773 9098

BofA Securities, Inc.

One Bryant Park

New York New York 10036

Attn: High Grade Debt Capital Markets

Transaction Management/Legal

Fax: 212-901-7881

Tel: 646-855-0724

Nomura International plc

1 Angel Lane

London EC4R 3AB

United Kingdom

Attn: Fixed Income Syndicate

Email: EMEADebtSyndicate@nomura.com

Fax: +44 (0) 20 7102 5804

Tel: +44 (0) 20 7103 5652